EXHIBIT 10.1

SEPARATION AGREEMENT AND RELEASE

The Separation Agreement and Release (“Release”) is entered into by and between KeyStar Corp. (“Keystar”) and John Linss (“Linss”) (collectively the “Parties”).

WHEREAS, Keystar and Linss entered into an Employment Agreement effective as of June 14, 2022 (the “Employment Agreement”), pursuant to which Linss was employed by Keystar as its Chief Executive Office and President;

WHEREAS, the Employment Agreement was amended by an Amendment to Employment Agreement entered into between Keystar and Linss and effective August 16, 2022 (the “Amendment”);

WHEREAS, notwithstanding anything to the contrary in the Employment Agreement and the Amendment (collectively referred to as the “Amended Agreement”), the Parties have agreed that Linss may resign from his employment with Keystar and still be entitled to the separation benefits set forth herein;

NOW, therefore, in consideration of the mutual promises and covenants set forth herein, and intending to be legally bound, the Parties hereby agree as follows:

Section 1.Termination of Amended Agreement. Linss hereby resigns from his employment with Keystar effective January 10, 2023. and, subject to the provisions of Sections 3, 4 and 11 below, the Amended Agreement is hereby terminated.  Linss agrees to execute and deliver to Keystar a separate notice of resignation for Linss to resign from all position he holds with KeyStar effective as of January 10, 2023.  Linss’s last day of employment with Keystar is January 10, 2023 (the “Termination Date”).  Linss shall have no duty to report to work after January 10, 2023.

Except as otherwise provided in this Release, prior to the close of business on January 17, 2023, Linss shall:

(a) return all Keystar information and property including hardware and software, keys, paper and electronic files (including external storage devices such as thumb drives) and any other Keystar-owned information or property in Linss’s possession or control;

(b)all passwords and other access codes for any Keystar owned computers, electronic devices, electronic files, email accounts, social media accounts and websites; and

(c)fully cooperate and assist Keystar in transferring authorization of Keystar accounts, including Keystar’s Wells Fargo bank accounts, website domain addresses and any other accounts or products for which Linss is the authorized signer or otherwise has authorization control.

Section 2.Severance Payments.  In consideration for signing and not revoking this Release, compliance with promises made herein and in recognition of Linss’s service with Keystar, Keystar agrees:

(a)To pay to Linss total separation pay in an amount equal to six (6) months of Linss’s regular base salary, less appropriate deductions for taxes and other required or authorized deductions.  Such amount shall be paid in installments in accordance with Keystar’s normal payroll practices and shall start on the first practicable pay date after expiration of the 7-day revocation period referenced in Section 9 below.

(b)If Linss timely elects to continue his group health benefits under COBRA or Nevada’s Mini-COBRA law, Keystar will pay an amount equal to Linss’s COBRA premium while he is eligible for such coverage, which will be paid in installments in accordance with normal payroll practices to continue Linss’s current level of coverage under Keystar’s medical insurance benefit plan for a period of six (6) months.

Section 3.Accrued Obligations. KeyStar shall pay Linss the “Accrued Obligations” as that term is defined in Section 5(a) of the Amended Agreement on the next regular pay date after the Termination Date.  For the avoidance of doubt, the “Accrued Obligations” will include up to $15,000.00 in reimbursements for business expenses, based on invoices that will or have been submitted to KeyStar by the date that is the first day before the next regular pay date after the Termination Date.

Section 4.2022 Annual Bonus.  Notwithstanding this Release and the termination of the Amended Agreement, consistent with obligation set forth in Section 3(c) of the Amended Agreement, Keystar will pay Linss an Annual Bonus of $425,000.00 on or before January 31, 2023.  For the avoidance of doubt, the payment obligation set forth in this Section 4 is intended to comply with (and not be duplicative of) the payment obligation that was set forth in Section 3(c) of the Amended Agreement.

Section 5.No Other Benefits. Except as otherwise required by law, or as specifically provided herein, all of Linss’s rights to salary, severance, and fringe benefits under the Amended Agreement (if any) accruing after the Termination Date will cease upon the Termination Date. Executive will not be entitled to any severance payments or benefits under any severance policy, benefit plan or practice maintained by Keystar except as provided herein.

Section 6.General Release and Knowing Waiver of Employment-Related Claims. For and in consideration of the severance payments set forth in Section 2 of this Release and any other benefits Linss is eligible to receive from Keystar, Linss, on his own behalf and on behalf of his successors and assigns (collectively referred to as “Releasor”), hereby releases and forever discharges Keystar, its Affiliates (as defined in Section 2(a) of the Amended Agreement), and their respective stockholders, members, predecessors, successors, officers, directors, agents, representatives, employees, consultants and advisors (collectively referred to as “Releasee”), from any and all claims, counterclaims, demands, debts, actions, causes of action, suits, expenses, costs, attorneys’ fees, damages, indemnities, obligations and/or liabilities of any nature whatsoever (collectively, “Claims”), whether known or unknown, which Releasor ever had, now has or hereafter can, will or may have against Releasee, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the time to the day of the date of this Release, except as otherwise provided herein, including, but not limited to, the following:

(a) all such Claims and demands directly or indirectly arising out of or in any way connected with my employment with Keystar or the termination of that employment;

(b) all such Claims and demands related to salary, bonuses, commissions, stock, stock options, units, profits interests or any other ownership interests in Keystar or any of its Affiliates, including vacation pay, fringe benefits, expense reimbursements, severance pay and/or any other form of compensation;

(c) any Claims arising under any federal, state or local law, statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, and the Consolidated Omnibus Budget Reconciliation Act of 1985, the anti-retaliation provisions of any federal or state statute, including state workers’ compensation statutes, and any other applicable state or local statutes, including Nevada Revised Statutes 608.005 to 613.854.

(d) any Claims for breach of contract, express or implied, including any claim for breach of any implied covenant of good faith and fair dealing, and claim for breach of the Amended Agreement;

(e) any Claims of constructive discharge, discrimination, harassment, retaliation, fraud, defamation, intentional tort, emotional distress and negligence; and

(f) any Claim that the confidentiality, nondisclosure, nonsolicitation, and noncompetition provisions contained in Sections 6 through 8 of the Amended Agreement are void, unreasonable and/or unenforceable.

Notwithstanding the foregoing, nothing herein releases any claim Releasor has or may have against Releasee regarding the performance or non-performance of obligations arising under this Release, and nothing in this Release will prevent Linss from enforcing his rights (i) to his non-forfeitable accrued benefits (within the meaning of Sections 203 and 204 of ERISA) under any tax-qualified retirement plan maintained by Keystar, (ii) to any unpaid salary or benefits earned before the Termination Date to which Linss is entitled and to any severance payments to which

Linss is entitled under this Release, (iii) to receive continuation coverage pursuant to COBRA, (iv) to indemnification conferred upon Linss as an officer of Keystar pursuant to Keystar’s governing documents, D&O insurance or in accordance with applicable law or otherwise, (v) that cannot be waived under applicable law.  Further, nothing in this Release affects Linss’s rights to provide information to, participate in an investigation by or file an administrative charge or complaint with the Equal Employment Opportunity Commission or similar administrative agency.  However, Linss agrees not to accept any monetary relief or recovery from any charge or complaint filed against any Releasor with any such administrative agency.

Also, Releasor does not release any Claims against Releasee that may arise after this Release has become effective.

Section 7.Representation Concerning Filing of Legal Actions.  Linss represents that, as of the date of this Release, he has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Keystar or any of the other Releasees in any court or with any governmental agency.

Section 8.Representation by Counsel and Review Period. Linss has been advised to consult independent legal counsel before signing this Release, and he hereby represents that he has executed this Release after having the opportunity to consult independent counsel and after considering the terms of this Release for twenty-one (21) days (although Linss may choose to voluntarily execute this Release earlier).  Linss further represents and warrants that he has read this Release carefully, that he has discussed it or has had reasonable opportunity to discuss it with his counsel, that he fully understands its terms, and that he is signing it voluntarily and of his own free will.

Section 9.Right to Revoke Release. This Release will not become effective until the eighth day following the date on which Linss executes it, provided that he has not revoked it, and Linss may at any time prior to that effective date revoke this Release by delivering written notice of revocation to Bruce Cassidy at 3 Plaza Dr., Suite B, St Clairsville, OH 43950, with a copy to Company's counsel Daniel A. Schenck at 14850 N. Scottsdale Road, Suite 500, Scottsdale, AZ 85254.

Section 10.Non-Compete and Non-Solicitation.

(a)Linss acknowledges that by virtue of his employment relationship with Keystar, he had access to certain trade secrets, Confidential Information (as defined in the Section 6(b) of the Amended Agreement), business methods, technologies and other proprietary information of Keystar, that he had access to customers and associated goodwill, and that his services were of a unique and extraordinary value to Keystar.  Therefore, Linss agrees that ending on the one-year anniversary of the Termination Date (subject to automatic extension by one day for each day Linss is in violation of this Section 10(a) (“Restriction Period”), unless KeyStar consents in writing in advance, he will not, directly or indirectly (including via family member or any Affiliate of such family member), provide any services that are the same or similar in function or purpose to any of the services provided by Linss to Keystar (as owner, manager, consultant, contractor, employee, agent or otherwise) to any business within the Restricted Territory (defined below) that is competitive with the Business (as defined in Section 6(a) of the Amended Agreement).  As used in this Release, the term “Restricted Territory” means all of the United States, but if that geographic area is deemed unreasonable by any court of competent jurisdiction, the 100-mile radius of each of Keystar’s physical locations or in which Keystar is actively planning to purchase or develop a physical location (and of which Linss has knowledge) as of the Termination Date.  Nothing herein will prohibit Linss from:

(i)being a passive owner of more than 1% of the outstanding stock of any class of a corporation which is publicly traded, so long as Linss has no active participation in the business of such corporation;

(ii)providing services to a business that is licensed for gaming related activities in any jurisdiction in the United States (a “Gaming Business”), provided that such Gaming Business: (A) is not primarily in the business of offering services or competitions for eSports activities (online or in-person) (collectively, “eSports Services”) or a mobile application that offers sports betting (a “Betting App”), (B) does not spend more than 10% of its resources in activities related to developing, promoting, selling, licensing or offering eSports Services or a Betting App, and (C) does not earn more than 10% of its revenue from eSports Services or a Betting App; or

(iii)providing services to a Gaming Business which does (or will during the Restriction Period) offer eSports Services or a Betting App, provided that (A) such Gaming Business does not meet the criteria set forth above in subpart (ii), and (B) Linss does not participate in or assist in such Gaming Business’s activities related to its eSports Services or Betting App.

(b)During the Restriction Period (subject to automatic extension by one day for each day Linss is in violation of this Section 10(b)), Linss will not, directly or indirectly (including without limitation via any immediate family member any Affiliate of such immediate family member):

(i)induce or attempt to induce any employee / independent contractor of Keystar to leave the employ/engagement of Keystar, or in any way interfere with the relationship between Keystar, on the one hand, and any employee / independent contractor thereof, on the other hand;

(ii)solicit for hire/engagement or hire/engage an employee/independent contractor of Keystar until 12 months after their employment/contractor relationship with Keystar has been terminated, provided that nothing herein will prohibit general advertisements offering employment not directed at any employees/independent contractors of Keystar (or hiring as a result of such general advertisements); or

(iii)solicit, induce or attempt to solicit or induce any customer (it being understood that the term “customer” as used throughout this Release includes any person or entity (x) that is purchasing goods or receiving services from Keystar or (y) that is directly or indirectly providing or referring customers to, or otherwise providing or referring business for, Keystar), supplier, licensee, broker, distributor or other business relation of Keystar with whom Linss has had contact or about whom Linss obtained knowledge in connection with Linss’s performance of services to Keystar (including prior to the date of the Amended Agreement) to cease or reduce doing business with Keystar, or in any way interfere or attempt to interfere with the relationship between any such customer, supplier, licensee, broker, distributor or business relation, on the one hand, and Keystar, on the other hand.

(c)Linss understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of Keystar, but he nevertheless believes that he has received sufficient consideration of Keystar to clearly justify such restrictions which, in any event (given his education, skills and ability), Linss does not believe would prevent him from otherwise earning a living.

(d)During the Restriction Period, unless KeyStar consents in writing in advance, Linss must inform any prospective or future employer of any and all restrictions contained in this Section 10 and provide such employer with a copy of such restrictions (but no other terms of this Agreement), prior to the commencement of that employment.

(e)Linss agrees that the restrictions contained in this Section 10 are a part of this otherwise enforceable Release.  Additionally, Linss agrees that the restrictions are reasonable and necessary, are valid and enforceable under Nevada law, and do not impose (i) a greater restraint than necessary to protect Keystar’s legitimate business interests or (ii) an undue hardship on Linss.  If, at the time of enforcement of Section 10, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, Linss and Keystar agree that the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the stated period, scope or area so as to protect Keystar to the greatest extent possible under applicable law.

Section 11.  Consideration for Non-Compete and Non-Solicitation.  Provided Linss signs and does not revoke this Release, Keystar will pay Linss $10,000 on the first practicable pay date after expiration of the seven (7) day revocation period in Section 9 above as consideration for the restrictive covenants in Section 10.  Linss acknowledges that this constitutes adequate and sufficient consideration for such restrictive covenants to which he would not otherwise be entitled.

Section 12.Enforcement.

(a)The Parties agree that money damages would be an inadequate remedy for any breach of the restrictive covenants in Sections 10, 13 and 14 of this Release.  Therefore, in the event of a breach or threatened breach of this Release by Linss, Keystar and any of its Affiliates or their successors or assigns may, in addition to other rights and remedies existing in their favor at law or in equity, apply to any court of competent jurisdiction (without any requirement to post bond) for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof, apply to a court of competent jurisdiction for Linss to account for and pay over to Keystar all compensation, profits, moneys, accruals, increments or other benefits derived from or received as a result of any transactions constituting a breach of the covenants contained in this Release, as well as recover from Linss any and all other damages, including an award of reasonable attorney’s fees and costs in any action brought by Keystar for a breach of or to enforce Sections 10, 13 and 14 of this Release.

(b)In addition to the foregoing, and not in any way in limitation thereof, or in limitation of any right or remedy otherwise available to Keystar, if Linss materially violates any provision of Sections 10, 13 and 14 of this Release or any such provisions are found to be unenforceable by a court or arbitrator of competent jurisdiction, any payments then or thereafter due from Keystar pursuant to Section 2 and 11 (other than the Accrued Obligations and the 2022 Bonus) will be terminated forthwith and Keystar’s obligation to pay and Linss’s right to receive such payments will terminate and be of no further force or effect, in each case without limiting or affecting Linss’s Executive’s remaining obligations under such Sections 10, 13 and 14 or Keystar’s other rights and remedies available at law or equity.

Section 13.Continuing Obligations Concerning Confidential Information and Company Property. Linss acknowledges and agrees that he remains subject to the restrictive covenants contained in Sections 6 through 8 of the Amended Agreement, each of which survives the termination of his employment and the termination of the Amended Agreement.  The “Termination Date” as referenced in Sections 6 through 8 of the Amended Agreement shall be the Termination Date as used in this Release.  For the avoidance of doubt, any services which Linss may provide to a Gaming Business related to eSports Services or a Betting App pursuant to Section 10(a)(ii) or Section 10(a)(iii) of this Release will be subject to the restrictive covenants contained in Section 6 through 8 of the Amended Agreement.

Section 14. Non-Disparagement.  Linss agrees that he shall not, directly or indirectly, make any disparaging statements about Keystar or any of its Affiliates, officers, directors, employees, owners or principals to any of its past, present or future customers, clients, employees, contractors, vendors, any news or communication media or to any other person, orally or in writing or by any other medium of communication (including, but not limited to Internet communications such as e-mails, message boards, “chat rooms” and web postings).  As used herein, the term “disparaging statement” means any communication, oral or written, which could cause or tend to cause humiliation or embarrassment or to cause a recipient of such communication to question the business condition, integrity, product service, quality, confidence or good character of Keystar or any of its Affiliates, officers, directors, employees, owners or principals.  Keystar shall not officially or in any entity communication, nor shall any Keystar executive in an official capacity, disparage Linss.

Section 15.Stock Redemption.

(a)The Parties recognize and agree that Linss, directly or indirectly, is currently the beneficial owner of a total of 3,313,333 shares of Series C Preferred Stock of KeyStar (“Subject Shares”) and that he acquired 2,980,000 of the Subject Shares pursuant to a Restricted Stock Award Agreement, dated August 16, 2022, between him and KeyStar (the “Award Agreement”).  Notwithstanding Linss’s resignation pursuant to this Release, the Parties hereby agree that Linss’s rights set forth in the Award Agreement concerning the Restricted Stock (as that term is defined in the Award Agreement) will be the same as though he did not resign but that his employment was involuntarily terminated by KeyStar without Cause (as that term is defined in the Award Agreement).  Accordingly, the Parties will consider Linss’s resignation a Vesting Acceleration Event (as that term is defined in the Award Agreement) of the Restricted Stock.  The Parties waive all notice requirements set forth in the Award Agreement concerning the termination of Linss’s employment.

(b)Linss and Corespeed, LLC, a Georgia limited liability company (“Corespeed”), have agreed to sell and KeyStar has agreed to purchase all of the Subject Shares for a total of $2,000,000.00 pursuant to the terms of definitive agreements which the Parties agree to promptly negotiate and cause to be prepared in good faith.  The Parties agree that the definitive agreements will include, amongst other things, the following terms: (i) Corespeed will sell 333,333 shares of the Subject Shares for $201,199.80, which purchase price will be paid in immediately available funds at the closing, (ii) Linss will sell 2,980,000 shares of the Subject Shares for $1,798,800.20, which purchase price will be paid with $98,800.20 in immediately available funds at the closing and a seller-financing promissory note with a principal amount of $1,700,000.00 (the “Note”). The Parties agree that the Note will be unsecured, will include an interest rate of 5% per annum, will not include early prepayment penalties, and will require the following payments: (A) no less than $850,000.00, in aggregate, of one or more payments will be due by the 12-month anniversary of the Note, and (B) a balloon payment for the balance of Note will be due by the earlier of the 24-month anniversary of the Note or 5 days after an Uplist (as that term is defined in the Award Agreement).

Section 16.Amendment of Release. This Release may not be amended or modified except by a writing signed by Bruce Cassidy on behalf of Keystar, and by Linss.

Section 17.Governing Law. This Release will be governed by and construed in accordance with the laws of the State of Nevada without regard to principles of conflicts of laws thereunder.

Section 18.Neutral Interpretation. This Release will be interpreted in a neutral manner, and not more strongly for or against any party based upon the source of the draftsmanship of the Release.

Section 19.Headings. The various headings in this Release are inserted for convenience only and are not part of the Release.

Section 20.Withholding of Taxes.  Keystar may deduct and withhold from the compensation payable to Linss hereunder or otherwise any and all applicable federal, state, and local income and employment withholding taxes and any other amounts required to be deducted or withheld by Keystar under applicable law.

Section 21.No Admission of Liability. Releasee agrees that this Release, and performance of the acts required by it, does not constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any party and/or by any party’s current, former or future parents, subsidiaries, related entities, predecessors, successors, officers, directors, stockholders, agents, employees and assigns.

Section 22.Counterpart.  This Release may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The Parties may execute this Release by original, electronic, or digital signature. The exchange of copies of the signature pages to this Release, including by email, facsimile, a recognized digital electronic security procedure, or other similar electronic transmission (including an image of a signature), shall constitute effective execution and delivery. Such copies shall be treated in all manner and respects and for all purposes as an original signature and shall be considered to have the same binding legal effect as if they were the original signed version thereof delivered in person. Signatures of the Parties transmitted by any such transmission shall be deemed to be their original signatures for all purposes.

Dated this 10th day of January, 2023.

KEYSTAR CORP.

_/s/ John Linss_________________By: _/s/_Bruce Cassidy_______

JOHN LINSS       Bruce Cassidy, its Chairman